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Exhibit (a)(5)(E)

PRESS RELEASE

For Immediate Release: May 1, 2003

Contact:

  Valerie Newsom
  Peg Geer
  Phone:    915-684-0302
  Email:      vnewsom@cap-rock.net

Cap Rock Energy Announces Final Results of Offer to Purchase

Midland, TX, May 1, 2003/PRNewswire—First Call/—Cap Rock Energy Corporation (AmEx: RKE) today announced the final results of its offer to purchase that expired at 5 p.m., Eastern Time, April 30, 2003. Pursuant to the original repurchase commitment, the offer commenced February 5, 2003, at a price of $10 per share.

The Company has been advised by the depositary, ComputerShare Trust Company of New York, that approximately 82,257 shares of common stock were properly tendered and not withdrawn. The Company has accepted all such shares and payment for the shares will be made promptly by the depositary. The funds to pay for the shares purchased in the offer are from available cash from operations.

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  Exhibit (a)(5)(E)
Cap Rock Energy Announces Final Results of Offer to Purchase